EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Patrick O’Neill	Kathryn Lovik
Treasurer	Director, Communications
763-540-1553	763-540-1212

TENNANT COMPANY TAPS THOMAS PAULSON OF INNOVEX, INC.
AS CHIEF FINANCIAL OFFICER

MINNEAPOLIS, Minn., March 3, 2006-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, announced today that Thomas Paulson (49) will join the company as Vice President and Chief Financial Officer on March 27, 2006.

        Mr. Paulson served as Senior Vice President, Secretary and Chief Financial Officer at Innovex, Inc. (NASDAQ: INVX) from 2001 to March 2006 where he was responsible for all financial, legal and information technology activities. From 1981 to 2000, Mr. Paulson held various positions at Diageo/The Pillsbury Company (NYSE: DEO). From 1998 to 2000, he was Vice President of Finance for Pillsbury North America. Prior to that, he was Vice President of Operations Finance for The Pillsbury Company from 1995 to 1998.

        Earlier positions at Pillsbury included Vice President of Business Development, Pillsbury Bakeries and Foodservice; Director of Finance for Pillsbury Brands; Director of Marketing, Jeno’s/Totino’s Frozen Snacks; Director of Planning and Analysis, Food Sector and International Retailing; and various other positions in finance and accounting from 1981 to 1990.

        “We are excited that Tom is joining our senior management team. He is a seasoned CFO who brings decades of experience and knowledge in strategic financial leadership. I am confident Tom’s background will enable him to guide Tennant on the course to achieving its stated financial and strategic objectives,” said Chris Killingstad, President and CEO of Tennant Company.

Company Profile
        Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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